December 16, 2016

VIA EDGAR

John Reynolds

Assistant Director

Office of Beverages, Apparel, and Mining

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re:	Cloud Peak Energy Inc.
Cloud Peak Energy Resources LLC
Cloud Peak Energy Finance Corp.
Registration Statement on Form S-3
File No. 333-214869

Dear Mr. Reynolds:

On behalf of Cloud Peak Energy Inc., Cloud Peak Energy Resources LLC and Cloud Peak Energy Finance Corp., and pursuant to Rule 461 promulgated under the Securities Act of 1933, as amended, the undersigned hereby requests that the effective date of the above referenced Registration Statement on Form S-3 be accelerated to 12:00 p.m., Eastern time, on Tuesday, December 20, 2016, or as soon thereafter as practicable.

Please call Shelley Barber of Vinson & Elkins L.L.P. at (212) 237-0022 with any questions regarding this matter.

[Signature page follows]

CLOUD PEAK ENERGY INC.

		By:	/s/ Bryan Pechersky
			Name:	Bryan Pechersky
			Title:	Executive Vice President, General Counsel and
Corporate Secretary

CLOUD PEAK ENERGY RESOURCES LLC

		By:	/s/ Bryan Pechersky
			Name:	Bryan Pechersky
			Title:	Executive Vice President, General Counsel and
Corporate Secretary

CLOUD PEAK ENERGY FINANCE CORP.

		By:	/s/ Bryan Pechersky
			Name:	Bryan Pechersky
			Title:	Executive Vice President, General Counsel and
Corporate Secretary

cc:	Jonathan Burr
Shelley A. Barber